EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 30, 2014
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Second Quarter 2014 Earnings

Branchville, NJ – July 30, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2014. Net income per diluted share was up 6% to $0.51 from $0.48 in 2013, and operating income1 per diluted share was up 10% to $0.46 from $0.42 in 2013.

“Our underwriting results continued to improve despite the impact of severe weather in the second quarter and we expect ongoing improvements over the balance of the year,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Overall net premiums written grew 4%, driven by strong renewal pure price increases of 5.8%, and our statutory combined ratio was 97.5%.

“The underwriting and claims initiatives we have been implementing for the past three years are significantly improving our statutory combined ratio, excluding catastrophes, which was 91.6%, 1.5 points better than the same period last year and on track to achieve our 2014 target of 92%. Catastrophe losses were $27 million or 5.9 points on the statutory combined ratio,” continued Murphy. “We also experienced higher non-catastrophe property losses this quarter of $73 million, or 15.7 points on the statutory combined ratio, four points higher than last year.

“Standard commercial lines renewal pure price increased 5.9% and retention was solid at 82%. The statutory combined ratio, excluding catastrophes, was 91.9% and net premiums written grew 4% over the second quarter 2013,” said Murphy.

“Standard personal lines renewal pure price increased 6.5% and the statutory combined ratio, excluding catastrophes, was 89.0%, which was 3.2 points better than the second quarter 2013. Net premiums written declined 1% due to our strategic non-renewal of dwelling fire business and the reduction in monoline homeowners that we discussed in the first quarter this year,” said Murphy.

“The growth in our excess and surplus lines was strong as net premiums written increased 16% and new business was up 4%,” continued Murphy. “We’ve made good progress with our underwriting initiatives in this line and expect it to achieve our profitability goals.

“Second quarter after-tax investment income was $27 million, up 7% over last year. The overall annualized after-tax portfolio yield was 2.3%, flat compared to last year. The after-tax yield on fixed income securities was 2.4%, compared to 2.3% in second quarter 2013. Year to date, our fixed income purchases have been running at an average after-tax yield of 2.1%, while maturities and disposals had an average after-tax book yield of 2.2%,” concluded Murphy.

Highlights for second quarter 2014 compared to second quarter 2013:

-	Net income was $29.3 million, or $0.51 per diluted share, compared to $27.1 million, or $0.48 per diluted share;
-	Operating income1 was $26.4 million, or $0.46 per diluted share, compared to $23.8 million, or $0.42 per diluted share;
-	Combined ratio: GAAP: 97.8% compared to 98.9%; Statutory: 97.5% compared to 97.7%;
-	Total net premiums written (NPW) were $479.8 million compared to $462.2 million:
	o	Standard Commercial Lines NPW were $363.8 million compared to $350.6 million;
	o	Standard Personal Lines NPW were $78.2 million compared to $78.9 million;
	o	Excess and Surplus Lines NPW were $37.8 million compared to $32.7 million;
-	Catastrophe losses, pre-tax, were $27.2 million, or 5.9 points on the statutory combined ratio, compared to $19.6 million or 4.6 points;
-	Non-catastrophe property losses, pre-tax, were $73 million, or 15.7 points, compared to $52.1 million or 12.2 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $17.5 million, or 3.8 points, compared to $1.5 million, or 0.4 points;
-	Net investment income, after tax, was $27.4 million compared to $25.7 million; and
-	Total revenue was $506.8 million compared to $468.9 million.

Highlights for six months ended June 30, 2014 compared to six months ended June 30, 2013:

-	Net income was $47.3 million, or $0.83 per diluted share, compared to $48.4 million, or $0.86 per diluted share;
-	Operating income1 was $39.7 million, or $0.70 per diluted share, compared to $43.9 million, or $0.78 per diluted share;
-	Combined ratio: GAAP: 99.4% compared to 98.0%; Statutory: 99.2% compared to 97.3%;
-	Total NPW were $956.6 million compared to $912.3 million:
	o	Standard Commercial Lines NPW were $743.2 million compared to $703.8 million;
	o	Standard Personal Lines NPW were $145.5 million compared to $147.4 million;
	o	Excess and Surplus Lines NPW were $67.9 million compared to $61.1 million;
-	Catastrophe losses, pre-tax, were $61.6 million, or 6.7 points on the statutory combined ratio, compared to $21.2 million or 2.5 points;
-	Non-catastrophe property losses, pre-tax, were $164.4 million, or 17.9 points, compared to $115.7 million or 13.7 points;

-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $31.5 million, or 3.4 points, compared to $3.5 million, or 0.4 points;
-
Income of $8 million, pre-tax, was generated from the sale of the renewal rights of our self-insured group book of pooled entity business in the first quarter of 2014, which reduced the statutory combined ratio by 0.8 points;

-	Net investment income, after tax, was $53.9 million compared to $50.5 million; and
-	Total revenue was $1.0 billion compared to $928.9 million.

Balance Sheet and Guidance
At June 30, 2014, Selective’s assets were $6.5 billion and the investment portfolio was $4.7 billion. Statutory surplus was $1.3 billion, up 3% compared to December 31, 2013. Stockholders’ equity was $1.2 billion, up 7% from year end. Book value per share was $21.96, up from $20.63 at year end 2013. This increase reflects $0.84 in net income coupled with $0.76 in unrealized investment gains on our investment portfolio, partially offset by $0.26 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable September 2, 2014 to stockholders of record as of August 15, 2014.

Selective expects to generate a full-year statutory combined ratio of 92%, excluding catastrophes and any additional prior year casualty reserve development. Selective currently estimates five points of catastrophe losses for the year, one point higher than our previous guidance. After-tax investment income will be approximately $100 million and weighted average shares at year end are anticipated to be approximately 57 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on July 31, 2014 at www.selective.com. The webcast will be available for rebroadcast until the close of business on September 2, 2014.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended June 30:	2014	2013
Net premiums written	$479,823	462,177
Net premiums earned	463,625	426,252
Net investment income earned	36,774	34,003
Net realized gains	4,539	5,154
Total revenues	506,849	468,945

Operating income	26,390	23,773
Capital gains, net of tax	2,951	3,349
Net income	$29,341	27,122

Statutory combined ratio	97.5%	97.7%
Statutory combined ratio, excluding catastrophe losses	91.6%	93.1%
GAAP combined ratio	97.8%	98.9%

Operating income per diluted share	$0.46	0.42
Net income per diluted share	0.51	0.48
Weighted average diluted shares	57,260	56,616
Book value per share	$21.96	19.72

6 months ended June 30:	2014	2013
Net premiums written	$956,573	912,301
Net premiums earned	920,120	847,192
Net investment income earned	72,308	66,873
Net realized gains	11,757	8,509
Total revenues	1,015,920	928,894

Operating income	39,673	43,897
Capital gains, net of tax	7,642	5,530
Loss on discontinued operations	—	(997)
Net income	$47,315	48,430

Statutory combined ratio	99.2%	97.3%
Statutory combined ratio, excluding catastrophe losses	92.5%	94.8%
GAAP combined ratio	99.4%	98.0%

Operating income per diluted share	$0.70	0.78
Net income per diluted share	0.83	0.86
Weighted average diluted shares	57,215	56,530
Book value per share	$21.96	19.72

*All amounts included in this release exclude intercompany transactions.